EXHIBIT 5

CONSENT OF INDEPENDENT ENGINEERS

We refer to our report of March 16, 2006, Appraisal Report on Certain Properties in Yemen and Canada of TransGlobe Energy Corporation (the “Company”) as of December 31, 2005 (the “Report”).

We hereby consent to references to our name in the Company’s Amended Annual Report on Form 40-F/A to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. We also confirm that we have read the Company’s Amended Annual Information Form for the year ended December 31, 2005 dated August 9, 2006 and that we have no reason to believe that there are any misrepresentations in the information contained in it that was derived from the Report or that is within our knowledge as a result of the services we performed in connection with such Report.

Sincerely,

DeGolyer and MacNaughton Canada Limited

/s/Colin Outtrim
Name:      Colin P. Outtrim
Title:        Senior Vice President

Calgary, Alberta, Canada
August 9, 2006